Exhibit 23.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of American BriVision (Holding) Corporation of our report dated March 1, 2018 relating to the consolidated financial statements of American BriVision (Holding) Corporation and its subsidiaries, our report dated April 30, 2018 relating to the consolidated financial statements of BioLite Holding, Inc. and its subsidiaries, and our report dated April 27, 2018 relating to the financial statements of Biokey, Inc., which appear in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
July 20, 2018

KCCW Accountancy Corp. 3333 S. Brea Canyon Rd. #206, Diamond Bar, CA 91765 USA

Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com